Exhibit 23.1  Auditors Consent

MOORE & ASSOCIATES, CHARTERED
      ACCOUNTANTS AND ADVISORS
        PCAOB REGISTERED

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the statement on Form 10-K of Chindia, Inc. (A Development Stage Company) of our report dated August 26, 2008 on our audit of the financial statements of Chindia, Inc. (A Development Stage Company) as of June 30, 2008 and June 30, 2007, and the related statements of operations, stockholders’ equity and cash flows for the year ended June 30, 2008, from inception on May 3, 2007 through June 30, 2007 and from inception on May 3, 2007 through June 30, 2008, and the reference to us under the caption “Experts.”

/s/ Moore & Associates, Chartered
Moore & Associates Chartered
Las Vegas, Nevada
September 4, 2008